Etsy, Inc. Reports Third Quarter 2015 Financial Results

Brooklyn, NY - November 3, 2015 - Etsy, Inc. (NASDAQ: ETSY), a marketplace where people around the world connect, both online and offline, to make, sell and buy unique goods, today announced financial results for its third quarter 2015, ended September 30, 2015.

“During the third quarter the growth in the Etsy Economy continued, and we generated more than $1.6 billion in GMS year-to-date and supported more than 1.5 million active sellers and 22.6 million active buyers," said Chad Dickerson, Etsy, Inc. CEO and Chairman. "We are looking forward to a great holiday season and are continuing to innovate and build new products and services on our platform that empower Etsy's creative entrepreneurs to succeed on their own terms. Our commitment to reimagining commerce, our understanding of the needs of artisans and our dedication to our vibrant community will continue to differentiate the Etsy marketplace from all others."

Third Quarter 2015 Financial Summary
(in thousands)

	Three Months Ended September 30,		% Growth Y/Y		Nine Months Ended September 30,		% Growth Y/Y
	2014	2015			2014	2015

GMS	$467,202	$568,787	21.7%		$1,320,507	$1,646,899	24.7%
Revenue	$47,634	$65,696	37.9%		$130,679	$185,604	42.0%
Marketplace revenue	$26,917	$32,232	19.7%		$75,421	$92,852	23.1%
Seller Services revenue	$19,392	$32,329	66.7%		$51,812	$89,378	72.5%
Adjusted EBITDA	$4,248	$6,224	46.5%		$13,783	$16,958	23.0%

Active sellers	1,284	1,533	19.4%		1,284	1,533	19.4%
Active buyers	18,102	22,603	24.9%		18,102	22,603	24.9%
Percent mobile visits	55%	60%	500	bps	53%	60%	700	bps
Percent mobile GMS	38%	44%	600	bps	37%	43%	600	bps
Percent international GMS	31.6%	29.3%	(230	)bps	31.1%	30.0%	(110	)bps

For information about how we define these metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 6, 2015.

Third Quarter 2015 Operational Highlights

GMS was $568.8 million, up 21.7% compared with the third quarter of 2014. Growth in GMS was driven by 19.4% year-over-year growth in active sellers and 24.9% year-over-year growth in active buyers. During the third quarter, Etsy continued to strengthen its mobile footprint and mobile visits continued to grow faster than desktop visits. Percent mobile visits was approximately 60% compared with approximately 55% in the third quarter of 2014 and percent mobile GMS was approximately 44% compared with approximately 38% in the third quarter of 2014. This compares with percent mobile visits of approximately 60% and percent mobile GMS of approximately 43% in the second quarter of 2015. As a result of our strong year-over-year GMS growth on our buyer mobile app, we continued to make progress in narrowing the gap between mobile visits and mobile GMS.

We continue to believe that we can grow international GMS, over time, to represent 50% of our total GMS and that the impact of currency exchange rates contributed to the year-over-year decline in percent international GMS, which was 29.3% in the third quarter of 2015. Percent international GMS was 30.2% in the second quarter of this year.

We believe our GMS growth and percent international GMS are impacted by currency exchange rates in two ways. First, approximately 9% of our GMS comes from goods that are not listed in U.S. dollars and as a result is subject to the impact of currency exchange fluctuations. The percentage of GMS from goods that are not listed in U.S. dollars is consistent with what we reported in the second quarter of 2015. Excluding this direct impact, on a currency-neutral basis, GMS growth in the third quarter of 2015 would have been 23.5% or approximately 1.8 percentage points higher than the as-reported 21.7% growth.

Second, we believe weaker local currencies in key international markets continued to dampen the demand for U.S. dollar-denominated goods during the third quarter of 2015. For example, during the third quarter of 2015, GMS from international buyers purchasing from U.S. sellers declined approximately 12.5% year-over-year, compared with an approximate 6% year-over-year decline in the second quarter of 2015 and approximately 0.3%, 23% and 43% year-over-year growth in the first quarter of 2015, and the fourth and third quarters of 2014 respectively. In contrast, excluding our French marketplace ALM, GMS from international buyers making purchases from sellers in their own country grew approximately 45% year-over-year during the third quarter of 2015.

Taken together, we estimate that the impact of currency translation on goods not listed in U.S. dollars and the impact of currency exchange rates on international buyer behavior reduced our year-over-year GMS growth rate by approximately three to five percentage points in the third quarter.

Third Quarter 2015 Financial Highlights

Total revenue was $65.7 million, up 37.9% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 19.7%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 66.7% year-over-year, primarily due to growth in revenue from Promoted Listings, which continued to benefit from the re-launch of the product at the end of the third quarter of 2014. Seller Services revenue also benefited from growth in revenue from Direct Checkout and Shipping Labels, which both grew faster than GMS in the third quarter.

Gross profit for the third quarter was $41.5 million, up 40.7% year-over-year, and gross margin was 63.2%, up 120 bps compared with 62.0% in the third quarter of 2014. Similar to the first and second quarters of 2015, gross profit grew faster than revenue in the third quarter because of leverage in the cost of revenue for employee-related costs. In addition, growth of a higher-margin revenue stream, Promoted Listings, outpaced growth of lower-margin Direct Checkout revenue.

Total operating expenses were $43.2 million in the third quarter, up 32.6% year-over-year. Total operating expenses as a percent of revenue declined to 65.8% in the third quarter of 2015 compared with 68.4% in the third quarter of 2014, as revenue growth continued to outpace operating expense growth.

The overall increase in operating expenses was primarily driven by the planned increase in reported marketing expenses, which grew 87.8% year-over-year mostly due to increased spending on product listing ads and employee-related expenses within our seller development and brand design cost centers. Year-over-year growth in reported marketing expenses in the third quarter of 2015, as well as in the first and second quarters of 2015, was also impacted by business changes and reorganizations that occurred in September 2014, when we moved certain expenses, such as brand design, brand research and seller development, into marketing expenses, most of which had previously been recorded in product development. Excluding the impact of these changes, comparable marketing expenses in the third quarter of 2015 grew 74.0% year-over-year. For reference, excluding the impact of the business changes and reorganizations, year-over-year comparable marketing expenses grew approximately 45% in the first quarter of 2015 and approximately 57% in the second quarter of 2015.

Reported product development expenses grew 13.2% year-over-year, primarily due to higher employee-related expenses. Similar to reported marketing expenses growth, year-over-year growth in reported product development expenses in the third quarter of 2015, as well as the first and second quarters of 2015, was also impacted by the previously mentioned business changes and reorganizations made in September 2014. Excluding the impact of these changes, comparable product development expenses grew 18.3% year-over-year compared with the third quarter of 2014. For reference, excluding the impact of business changes and reorganizations, year-over-year comparable product development expenses grew approximately 34% in the first quarter of 2015 and approximately 25% in the second quarter of 2015.

G&A expenses grew 11.4% year-over-year, mostly driven by higher employee-related expenses and consulting fees.

Non-GAAP Adjusted EBITDA for the third quarter was $6.2 million and grew 46.5% year-over-year. Adjusted EBITDA margin was 9.5%, up 60 bps year-over-year.

Net loss for the third quarter of 2015 was $6.9 million, compared with a $6.3 million net loss in the third quarter of 2014. Etsy’s net loss in the third quarter of 2015 was impacted by an increase to our tax provision. We recorded a $4.1 million tax provision in the third quarter of 2015 that included non-cash charges related to the revised global corporate structure that we implemented on January 1, 2015 and forecasted pre-tax income that were partially offset by the benefit from a research and development tax credit.

Net cash provided by operating activities was $5.4 million in the third quarter of 2015 compared with $5.1 million in the third quarter of 2014.

Cash, marketable securities and short-term investments were $286.8 million as of September 30, 2015 and included $194.4 million in net proceeds from our initial public offering.

Fourth Quarter 2015 Outlook: Factors to Consider

We’d like to highlight a few factors that we believe will impact Etsy’s fourth quarter 2015 results.

•
First, from an overall business perspective, we're excited about our competitive position as we head into the fourth quarter - our biggest quarter of the year - and the holiday season. We have launched a holiday campaign that we believe is our strongest holiday effort to date.

•
Even so, just as we conveyed in the first and second quarters of 2015, if currency exchange rates remain at current levels, then currency translation will continue to negatively affect reported GMS growth for goods that are not listed in U.S. dollars and will also continue to dampen the demand for U.S. dollar-denominated goods from buyers outside of the United States.

•
The second qualitative factor we'd like to highlight is that from a modeling perspective, the operating leverage that we achieved in the third quarter will not repeat in the fourth quarter for a few reasons:

◦
First, although Etsy's gross margin has expanded year-over-year during each of the first three quarters of 2015, we do not expect that to continue in the fourth quarter for two reasons. The first is that the fourth quarter of 2015, as we have discussed previously, will be the first full quarter following the anniversary of the re-launch of Promoted Listings. We expect the year-over-year revenue growth rate for Promoted Listings to decelerate significantly compared with the first three quarters of 2015 to a level that is below that of Direct Checkout, which is a lower-margin revenue stream. The second reason is that we expect Direct Checkout to benefit from our recent integration of PayPal. This shift in Seller Services revenue growth drivers is expected to be a drag on our gross margin.

◦
Second, as in the first three quarters of the year, we plan to spend more on marketing in absolute dollars in the fourth quarter compared with both the third quarter of 2015 and the fourth quarter of 2014. Therefore, we expect marketing expenses to continue to grow faster than our revenue in the fourth quarter. Despite this, we expect the year-over-year growth rates for overall marketing expenses to decelerate in the fourth quarter compared with both the third quarter of 2015 and the fourth quarter of 2014. We also expect digital marketing expenses to grow more slowly year-over-year in the fourth quarter of 2015 compared to year-over-year growth in the third quarter of 2015.

◦	Finally, we expect our number of net hires in the fourth quarter of 2015 to be comparable to the third quarter of 2015 but to be higher than the fourth quarter of 2014.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on November 17, 2015 at (855) 859-2056 or (404) 537-3406; conference ID 58447367.

About Etsy

Etsy is a marketplace where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. The Etsy ecosystem includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, responsible manufacturers who help Etsy sellers grow their businesses and Etsy employees who maintain our platform and nurture our community. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we’re committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Contacts:
Etsy, Ellen Gonda/Sara Cohen, press@etsy.com
Brunswick Group, Sarah Lubman/Monika Driscoll, (212) 333-3810

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to our possible or assumed future results of operations and expenses, our fourth quarter outlook, our mission, business strategies and plans, business environment and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “believes,” “expects,” “may,” “plans,” “should,” “will,” or similar expressions and the negatives of those terms.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (iv) the importance to our success of the authenticity of our marketplace and the connections within our community; (v) further expansion into markets outside of the United States; (vi) increases in our marketing efforts to help grow our business, which may not be effective at attracting new members and retaining existing members; (vii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (viii) our ability to expand our ecosystem to add new constituents and open new sales channels; (ix) our ability to develop new offerings to respond to our members’ changing needs; (x) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; and (xi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update these forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31, 2014	As of September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$69,659	$266,283
Short-term investments	19,184	20,474
Accounts receivable, net	15,404	15,976
Prepaid and other current assets	12,241	8,773
Deferred tax assets—current	2,932	3,134
Deferred tax charge—current	—	17,605
Funds receivable and seller accounts	10,573	17,069
Total current assets	129,993	349,314
Restricted cash	5,341	5,341
Property and equipment, net	75,538	94,655
Goodwill	30,831	28,366
Intangible assets, net	5,410	3,483
Deferred tax charge—net of current portion	—	55,711
Other assets	2,022	1,751
Total assets	$249,135	$538,621
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,231	$3,200
Accrued expenses	12,852	32,861
Capital lease obligations—current	1,755	4,431
Funds payable and amounts due to sellers	10,573	17,069
Deferred revenue	3,452	4,128
Other current liabilities	4,590	7,925
Total current liabilities	41,453	69,614
Capital lease obligations—net of current portion	3,148	6,483
Warrant liability	1,920	—
Deferred tax liabilities	3,081	66,227
Facility financing obligation	50,320	51,804
Other liabilities	1,913	21,699
Total liabilities	101,835	215,827
Total convertible preferred stock	80,212	—
Total stockholders' equity	67,088	322,794
Total liabilities, convertible preferred stock and stockholders' equity	$249,135	$538,621

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015

Revenue	$47,634	$65,696	$130,679	$185,604
Cost of revenue	18,115	24,165	50,854	66,783
Gross profit	29,519	41,531	79,825	118,821
Operating expenses:
Marketing	8,808	16,542	25,042	44,295
Product development	10,077	11,406	26,911	31,487
General and administrative	13,686	15,250	34,299	53,339
Total operating expenses	32,571	43,198	86,252	129,121
Loss from operations	(3,052)	(1,667)	(6,427)	(10,300)
Total other expense	(1,144)	(1,129)	(1,578)	(19,802)
Loss before income taxes	(4,196)	(2,796)	(8,005)	(30,102)
Provision for income taxes	(2,075)	(4,095)	(1,880)	(19,729)
Net loss	$(6,271)	$(6,891)	$(9,885)	$(49,831)
Net loss per share—basic and diluted	$(0.15)	$(0.06)	$(0.25)	$(0.59)
Weighted average shares outstanding—basic and diluted	43,015,151	111,329,917	39,258,879	84,195,227

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended September 30,
	2014	2015

Cash flows from operating activities
Net loss	$(9,885)	$(49,831)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	4,212	6,559
Stock-based compensation expense-acquisitions	1,796	3,158
Contribution of stock to Etsy.org	—	3,200
Depreciation and amortization expense	12,492	14,041
Bad debt expense	1,037	1,473
Foreign exchange loss	1,014	15,727
Amortization of debt issuance costs	40	122
Net unrealized loss on warrant and other liabilities	239	3,136
Loss on disposal of assets	76	476
Amortization of deferred tax charges	—	15,093
Excess tax benefit from exercise of stock options	(716)	(2,472)
Changes in operating assets and liabilities, net of acquisitions	1,681	8,325
Net cash provided by operating activities	11,986	19,007
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(4,688)	—
Purchases of property and equipment	(881)	(9,524)
Development of internal-use software	(6,019)	(7,329)
Purchase of U.S. Government and agency bills	(17,209)	(18,552)
Sale of marketable securities	16,846	17,270
Net increase in restricted cash	(5,341)	—
Net cash used in investing activities	(17,292)	(18,135)
Cash flows from financing activities
Proceeds from public offering	—	199,467
Proceeds from the issuance of common stock	35,000	—
Proceeds from exercise of stock options	7,585	2,285
Excess tax benefit from the exercise of stock options	716	2,472
Payments on capitalized lease obligations	(1,051)	(2,262)
Deferred payments on acquisition of business	(75)	—
Payments relating to public offering	(1,160)	(2,919)
Net cash provided by financing activities	41,015	199,043
Effect of exchange rate changes on cash	(1,305)	(3,291)
Net increase in cash and cash equivalents	34,404	196,624
Cash and cash equivalents at beginning of period	36,795	69,659
Cash and cash equivalents at end of period	$71,199	$266,283

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss before interest expense, net, (benefit) provision for income taxes and depreciation and amortization, adjusted to eliminate stock-based compensation expense, net unrealized loss (gain) on warrant and other liabilities, foreign exchange loss (gain), contributions to Etsy.org and acquisition-related expenses. Following is a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect the impact of our contributions to Etsy.org; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015

Net loss	$(6,271)	$(6,891)	$(9,885)	$(49,831)
Excluding:
Interest expense, net	165	453	325	939
Provision for income taxes (1)	2,075	4,095	1,880	19,729
Depreciation and amortization	4,465	4,968	12,492	14,041
Stock-based compensation expense (2)	1,299	2,204	4,212	6,559
Stock-based compensation expense—acquisitions (2)	1,448	719	1,796	3,158
Net unrealized (gain) loss on warrant and other liabilities	(35)	(3)	239	3,136
Foreign exchange loss (3)	1,014	679	1,014	15,727
Acquisition-related expenses	88	—	1,710	—
Contribution to Etsy.org (4)	—	—	—	3,500
Adjusted EBITDA	$4,248	$6,224	$13,783	$16,958

(1) The provision for income taxes in the three and nine months ended September 30, 2015 reflects the impact of the revised global corporate structure implemented on January 1, 2015.

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015

Cost of revenue	$357	$149	$731	$681
Marketing	59	120	131	349
Product development	333	756	995	1,981
General and administrative	1,998	1,898	4,151	6,706
Total stock-based compensation expense	$2,747	$2,923	$6,008	$9,717

(3) The majority of the foreign exchange loss in the nine months ended September 30, 2015 relates to intercompany debt incurred in connection with Etsy's revised global corporate structure.

(4) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million to Etsy.org during the first quarter of 2015. In addition, Etsy made a one-time cash contribution of $300,000 to Etsy.org during the second quarter of 2015.